Exhibit 99.1

Quoin Pharmaceuticals Provides Corporate Update and Reports Fourth Quarter and Full-Year 2024 Financial Results

ASHBURN, Va., March 13, 2025 (GLOBE NEWSWIRE) – Quoin Pharmaceuticals Ltd. (NASDAQ: QNRX) (the "Company" or "Quoin"), a late clinical-stage specialty pharmaceutical company focused on rare and orphan diseases, today announced recent corporate accomplishments and provided an update on its fourth quarter and full-year 2024 progress.

Quoin CEO Michael Myers said, "2024 was without a doubt the most significant year in Quoin’s history as our team delivered tremendous progress in clinical, regulatory and manufacturing settings. This progress was particularly exemplified in the clinical development of QRX003, our product candidate for Netherton Syndrome, and we are encouraged by the positive data our ongoing studies are generating. The significant improvements observed across multiple clinical endpoints, including a dramatic reduction in disease severity, tangible skin healing and barrier restoration as well as highly positive patient-reported outcomes, have provided further evidence of QRX003’s potential to address the underlying pathology of Netherton Syndrome.

Our recently announced FDA-cleared ‘whole-body’ clinical study will represent the most extensive evaluation of QRX003 to date, and we believe will generate a very robust and comprehensive safety and efficacy data set that will become a central component of our regulatory approval submission. As a company, we remain steadfast in our mission to develop the first FDA-approved treatment for Netherton Syndrome, a disease with no approved therapies and a profound impact on patients and families.

Additionally, our recent patent filings for novel topical rapamycin formulations mark an important step in expanding our pipeline to address additional rare dermatological diseases. With multiple clinical trials underway, and continued pipeline expansion, 2025 is already shaping up to become a highly pivotal year for Quoin.”

Recent Accomplishments

On March 4, 2025, Quoin announced it had filed U.S. and international patent applications for novel topical rapamycin formulations targeting microcystic lymphatic malformations, venous malformations and angiofibromas. The products are being developed using Quoin’s in-licensed proprietary Invisicare® delivery technology, further expanding Quoin’s rare disease pipeline.

A week earlier, Quoin announced highly positive whole body clinical data from its ongoing pediatric Netherton Syndrome study. The first patient to receive whole-body application of QRX003 showed transformational improvement after just two weeks, with clear visual evidence of skin healing. Crucially also, the patient was able to fully discontinue previously required medications, including all antihistamines, glucocorticoids, antivirals, and has not needed any antibiotic treatment. Furthermore, the patient is experiencing zero nightly sleep disturbances for the first time in her life. No adverse events were reported.

Earlier in February, Quoin launched its ‘NETHERTON NOW’ awareness campaign, a multi-channel initiative designed to raise awareness of Netherton Syndrome and its impact on patients and families. The company introduced a dedicated website, providing educational resources and support for the Netherton community.

In January, Quoin released further clinical evidence from its open label study supporting QRX003’s effectiveness. Data showed that within four weeks of discontinuation of treatment all positive clinical improvements observed after 12 weeks of treatment were completely reversed, reinforcing QRX003’s mechanism of action as a competitive broad spectrum serine protease inhibitor and the need for ongoing chronic treatment to maintain therapeutic benefits.

Earlier in January, Quoin announced additional positive clinical data from its ongoing open-label Netherton Syndrome study. The first subject to complete 12 weeks of twice-daily dosing with QRX003 demonstrated sustained clinical improvement across all measured endpoints. No adverse events were reported throughout the study. Photographic evidence clearly showing direct evidence of skin healing may be accessed on Quoin’s website.

Fourth Quarter 2024 Highlights

On Dec. 20, 2024, Quoin announced the successful completion of a $6.8 million public offering, bolstering the company’s financial position to support ongoing clinical development and corporate initiatives. The offering included significant participation by Quoin’s entire executive team.

A day prior, Quoin received FDA clearance to initiate a new whole-body clinical study for QRX003. This groundbreaking study, which will be led by Dr. Amy Paller at Northwestern University, will evaluate the safety and efficacy of twice-daily application of QRX003 to more than 80% of the body surface area in Netherton Syndrome patients, mimicking potential real-world use. This represents the most extensive clinical application of QRX003 to date, with data anticipated to become a cornerstone of the company’s regulatory submission package.

On Dec. 18, 2024, Quoin announced positive interim data from two of its ongoing Netherton Syndrome clinical studies. The first subject dosed twice daily for six weeks in the company’s open-label study demonstrated a significant clinical response across multiple endpoints. In addition, data from Quoin’s ongoing pediatric study showed a rapid improvement in skin appearance within 12 days of treatment, with no adverse events reported.

Financial Highlights

•	Quoin had approximately $14.1 million in cash, cash equivalents and marketable securities as of December 31, 2024. This is expected to fund the Company’s operations into the second quarter of 2026.
•	Net loss for the quarter ended December 31, 2024 was approximately $2.3 million compared to approximately $2.0 million for the quarter ended December 31, 2023. Net loss for the twelve months ended December 31, 2024 was $9.0 million compared to $8.7 million for the twelve months ended December 31, 2023.
•	Investors are encouraged to read the Company’s Annual Report on Form 10-K when it is filed with the Securities and Exchange Commission (the “SEC”), which will contain additional details about Quoin’s financial results as of and for the period ended December 31, 2024.

About Quoin Pharmaceuticals Ltd.

Quoin Pharmaceuticals Ltd. is a late clinical-stage specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. We are committed to addressing unmet medical needs for patients, their families, communities and care teams. Quoin’s innovative pipeline comprises four products in development that collectively have the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, Palmoplantar Keratoderma, Scleroderma, Epidermolysis Bullosa, microcystic lymphatic malformations, venous malformations and others. For more information, go to: www.quoinpharma.com.

Cautionary Note Regarding Forward-Looking Statements

The Company cautions that statements in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “hope,” “plan,” “potential,” “anticipate,” “look forward,” “believe,” “may,” and “will,” among others. All statements that reflect the Company’s expectations, assumptions, projections, beliefs, or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements relating to: QRX003’s potential to address the underlying pathology of Netherton Syndrome; whole-body’ clinical study generating a robust and comprehensive safety and efficacy data set that will become a central component of the Company’s regulatory approval submission; the Company developing the first FDA-approved treatment for Netherton Syndrome; the Company’s new U.S. and International patent applications for novel topical rapamycin (sirolimus) formulations as potential treatments for a number of rare diseases including microcystic lymphatic malformations, venous malformations and angiofibromas; the progress or success of Quoin’s ongoing clinical trials; and Quoin’s products in development collectively having the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, Palmoplantar Keratoderma, Scleroderma, Epidermolysis Bullosa, microcystic lymphatic malformations, venous malformations and others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties including, but not limited to, the clinical studies may not generate the results anticipated; the Company ability to recruit additional subjects; the clinical studies not generating data which is sufficiently robust and comprehensive to support an NDA filing; the Company’s ability to obtain regulatory approvals; the Company’s ability to protect its assets with the new patent applications; the Company’s ability to obtain regulatory approvals for the commercialization of its product candidates or to comply with ongoing regulatory requirements; the Company’s ability to deliver a safe and effective treatment for Netherton Syndrome; the Company may be unable to submit applications and initiate clinical development as and when planned; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in other filings the Company has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For further information, contact:

Quoin Pharmaceuticals Ltd.
Michael Myers, Ph.D., CEO
mmyers@quoinpharma.com

Investor Relations
PCG Advisory
Jeff Ramson
jramson@pcgadvisory.com (646) 863-6341

QUOIN PHARMACEUTICALS, LTD.

Consolidated Balance Sheets

	December 31,	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$3,623,343	$2,401,198
Investments	10,433,535	8,293,663
Prepaid expenses and other current assets	869,126	591,034
Total current assets	14,926,004	11,285,895
Prepaid expenses - long term	300,000	300,000
Intangible assets, net	483,334	583,334
Total assets	$15,709,338	$12,169,229

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$905,704	$526,523
Accrued expenses	1,528,977	1,308,706
Accrued interest and financing expense	1,146,251	1,146,251
Due to officers - short term	600,000	600,000
Total current liabilities	4,180,932	3,581,480

Due to officers - long term	2,323,733	2,923,733
Total liabilities	$6,504,665	$6,505,213

Commitments and contingencies

Shareholders' equity:
Ordinary shares, no par value per share, 100,000,000 authorized at December 31, 2024 and 2024, respectively - 8,948,164 (8,948,164 ADS's) ordinary shares issued and outstanding at December 31, 2024 and 987,220 (987,220 ADS's) at December 31, 2023	$-	$-
Additional paid in capital	64,370,465	51,867,336
Accumulated deficit	(55,165,792)	(46,203,320)
Total shareholders' equity	9,204,673	5,664,016

Total liabilities and shareholders' equity	$15,709,338	$12,169,229

QUOIN PHARMACEUTICALS, LTD.

Consolidated Statements of Operations

	Years Ended December 31,		Three months ended December 31,
	2024	2023	2024	2023
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Operating expenses
General and administrative	$5,925,833	$6,070,517	$1,410,717	$1,385,276
Research and development	3,602,632	3,307,987	994,344	832,391
Total operating expenses	9,528,465	9,378,504	2,405,061	2,217,667

Other (income) and expenses
Unrealized (gain) loss	(7,502)	2,683	15,541	(9,243)
Realized and accrued interest income	(558,491)	(694,614)	(109,328)	(158,546)
Total other (income) expense	(565,993)	(691,931)	(93,787)	(167,789)
Net loss	$(8,962,472)	$(8,686,573)	$(2,311,274)	$(2,049,878)

Loss per ADS
Basic	$(1.91)	$(9.64)	$(0.35)	$(2.08)
Fully-diluted	$(1.91)	$(9.64)	$(0.35)	$(2.08)

Weighted average number of ADS's outstanding
Basic	4,688,723	900,919	6,527,981	987,220
Fully-diluted	4,688,723	900,919	6,527,981	987,220